EXHIBIT 21

List of Subsidiaries

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION

Printronix Nederland B.V	The Nederlands
Printronix Latinoamericana, S.A de C.V.	Mexico
Printronix Deutschland Gmbh	Germany
Printronix Schweiz GmbH	Switzerland
Printronix Limited	Cayman Islands
Printronix Luxembourg S.a.r.l	Luxembourg
Printronix France S.a.r.l	France
Printronix Singapore Pte. Ltd.	Singapore
Printronix Asia Pte. Ltd.	Singapore
Printronix Printer (Shenzhen) Co., Ltd.	China
Printronix U.K. LTD	United Kingdom
RJS Systems International	California